Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-140439) and related Prospectus of FiberTower Corporation for the registration of (i) 9.00% Convertible Senior Secured Notes due 2012, (ii) Guarantees of 9% Convertible Senior Secured Notes due 2012, and (iii) shares of its Common Stock issuable upon conversion of the 9.00% Convertible Senior Secured Notes due 2012 and to the incorporation by reference therein of our reports dated March 29, 2007, with respect to the consolidated financial statements of FiberTower Corporation, FiberTower Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FiberTower Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
April 20, 2007